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                                                                     EXHIBIT 3.2


                          DAYTON GENERAL SYSTEMS, INC.



                                     BY-LAWS



                                    ARTICLE I

                                  SHAREHOLDERS


SECTION 1.   Meetings.

         (a) Annual Meetings. The annual meeting of the shareholders of this Corporation shall be held on such day, at such place within or without the Commonwealth of Pennsylvania, and at such time of day as may be specified by the Board of Directors.

         (b) Special Meetings. Special meetings of the shareholders of the Corporation, or of the holders of any class or series of shares of stock, may be called at any time by the Board of Directors, the Chairman of the Board or such other person or persons as may be authorized by law or the Articles of Incorporation. Such meetings shall be held on such date and at such place, within or without the Commonwealth of Pennsylvania, and time of day as may be fixed by the Board of Directors or the Secretary.

         (c) Record Date and Notice. The date of record for shareholders of the Corporation, or of the holders of any class or series of shares of stock, entitled to notice of and to vote at any annual or special meeting shall be ninety days, or such lesser number of days prior to the meeting as the Board of Directors shall fix.


SECTION 2.  Notice.

         Written notice of the date, place and time of all meetings of shareholders of the Corporation, or of the holders of any class or series of shares of stock, and of the purpose of each special meeting, shall be given to each shareholder entitled to vote thereat at least ten days before the date of the meeting, unless a greater period of notice is required by law or the terms of the class or series of stock, or unless notice is waived.


SECTION 3.  Voting.

         Every shareholder entitled to vote may vote either in person or by proxy in accordance with applicable law, these By-Laws and the Corporation's Articles of Incorporation.


SECTION 4.  Quorum.

         The presence at a meeting, in person or by proxy, of the holders of outstanding shares of stock of the Corporation entitled to cast at least a majority of the votes which all shareholders are entitled to cast on any matter to come before the meeting shall